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                      DONALDSON, LUFKIN & JENRETTE, INC.
                                DEBT SECURITIES


                          CALCULATION AGENT AGREEMENT


                  THIS AGREEMENT dated as of September 3, 1997, between Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation (hereinafter called the "Issuer"), having its principal office at 277 Park Avenue, New York, New York 10172, and The Chase Manhattan Bank, a New York banking corporation (hereinafter sometimes called the "Calculation Agent," which term shall, unless the context shall otherwise require, include its successors and assigns), having its principal corporate trust office at 450 West 33rd Street, 15th Floor, New York, New York 10001- 2697.

                  WHEREAS, the Issuer proposes to issue from time to time Debt Securities (the "Notes"), to be issued pursuant to the provisions of a debt indenture dated as of September 3, 1997 (as it may be supplemented or amended from time to time, the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used in this Agreement and not otherwise defined herein are used as defined in the Indenture. Certain of the Notes may bear interest at a floating rate determined by reference to an interest rate formula or may be in the form of fixed rate notes that bear an interest rate determined by reference to an interest rate formula (collectively, the "Floating Rate Notes") and the Issuer desires to engage the Calculation Agent to perform certain services in connection therewith.

                  NOW IT IS HEREBY AGREED THAT:

                  1. The Issuer hereby appoints The Chase Manhattan Bank as Calculation Agent for the Floating Rate Notes, upon the terms and subject to the conditions herein set forth, and The Chase Manhattan Bank hereby accepts such appointment. The Calculation Agent shall act as an agent of the Issuer for the purpose of determining the interest rate or rates of the Floating Rate Notes.

                  2. The Issuer agrees to deliver to the Calculation Agent, prior to the issuance of any Floating Rate Notes, copies of the proposed forms of such Notes, including copies of all terms and conditions relating to the determination of the interest rates thereunder. The Issuer shall not issue any Floating Rate Note prior to the receipt of confirmation from the Calculation Agent of its acceptance of the proposed form of such Note. The Calculation Agent hereby acknowledges its acceptance of the proposed forms of Floating Rate Notes previously delivered to it.

                  3. The Issuer shall notify the Calculation Agent of the issuance of any Floating Rate Notes prior to the issuance thereof and, at the time of such issuance, shall deliver to the Calculation Agent all information in the possession of the Issuer for the calculation of the



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applicable interest rates thereunder. The Calculation Agent shall calculate the applicable interest rates for Floating Rate Notes in accordance with the terms of such Floating Rate Notes, the Indenture and the provisions of this Agreement. In addition, the Calculation Agent shall maintain, or cause to be maintained, records permitting it to calculate the applicable interest rate as of the applicable Interest Determination Date (as defined in the Floating Rate Notes) in case the applicable rates which are to be published, publicly announced or displayed on the applicable Calculation Date (as defined in the Floating Rate Notes) are not available on such Calculation Date.

                  4. Promptly following the determination of each change to the interest rate or the determination of the interest rate (for fixed rate notes that bear an interest rate determined by reference to an interest rate formula) applicable to any Floating Rate Note, the Calculation Agent will cause to be forwarded to the Issuer, the Trustee and any paying agent for such
Note information regarding the interest rate then in effect for such Floating Rate Note.

                  5. The Issuer will pay such compensation as is set forth in that certain letter dated September 2, 1997 from the Calculation Agent to the Issuer and the expenses, including reasonable counsel's and other professionals' fees, incurred by the Calculation Agent in connection with its duties hereunder to the Calculation Agent upon receipt of such invoices as the Issuer shall reasonably require.

                  6. Notwithstanding any satisfaction or discharge of the Notes or the Indenture, the Issuer will indemnify the Calculation Agent against any losses, liabilities, costs, claims, actions or demands which it may incur or sustain or which may be made against it in connection with its appointment or the exercise of its powers and duties hereunder as well as the reasonable costs, including reasonable fees and expenses of counsel in defending any claim, action or demand, except such as may result from the negligence or wilful misconduct of the Calculation Agent or any of its employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Issuer for, or in respect of, any actions taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the written opinion or advice of counsel or other professional advisers satisfactory to it or (ii) written instructions from the Issuer. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate any interest rate hereunder. The provisions of this Section shall survive the termination of this Agreement.

                  7. The Calculation Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Issuer agrees:

                           (i) in acting under this Agreement and in
                  connection with the Notes, the Calculation Agent, acting as agent for the Issuer, does not assume any obligation towards, or any relationship of agency or trust for or with, any of the holders of the Notes;



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                           (ii) unless herein otherwise specifically provided,
                  any order, certificate, notice, request or communication from the Issuer made or given under any provision of this Agreement shall be sufficient if signed or given by any person whom the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Issuer;

                           (iii) the Calculation Agent shall be obligated to
                  perform only such duties as are expressly set forth herein and any duties necessarily incidental thereto;

                           (iv) the Calculation Agent shall be protected and
                  shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered in good faith by it in reliance upon anything contained in a Floating Rate Note, the Indenture or any information supplied to it by the Issuer pursuant to this Agreement, including the information to be supplied pursuant to paragraph 3 above;

                           (v) the Calculation Agent, whether acting for
                  itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

                           (vi) the Calculation Agent shall incur no liability
                  hereunder except for loss sustained by reason of its own negligence or wilful misconduct.

                  8. (a) The Issuer agrees to notify the Calculation Agent at least 30 days prior to the first issuance of any Floating Rate Note (other than the Floating Rate Notes in the form previously delivered to the Calculation Agent) with an interest rate to be determined by reference to any other formula that would require the Calculation Agent to select banks, dealers or other financial institutions (the "Reference Banks") for purposes of quoting rates. Promptly thereafter, the Calculation Agent will notify the Issuer and the Trustee of the names and addresses of such Reference Banks. Forthwith upon any change in the identity of any Reference Bank, the Calculation Agent shall notify the Issuer and the Trustee of such change. The Calculation Agent shall not be responsible to the Issuer or any third party for any failure of any Reference Bank to fulfill its duties or meet its obligations as a Reference Bank or as a result of the Calculation Agent's having acted (except in the event of negligence or wilful misconduct) on any quotation or other information given by any Reference Bank that subsequently may be found to be incorrect.

                  (b) Except as provided below, the Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Issuer and the Trustee of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not less than 30 days prior to the said effective date unless the Issuer and the Trustee otherwise agree in writing; provided, however, if the Calculation Agent has given not less than 30 days' prior notice of its desired resignation, and during such 30 days a successor Calculation Agent has not accepted its appointment as successor Calculation


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Agent, the Calculation Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Calculation Agent. The Issuer covenants that it shall appoint a successor Calculation Agent as soon as practicable after receipt of any notice of resignation hereunder.

                  Except as provided below, the Calculation Agent may be removed by the filing with it and the Trustee of an instrument in writing signed by the Issuer specifying such removal and the date it shall become effective (such effective date being at least 30 days after said filing) provided, however, that if a successor Calculation Agent has not accepted its appointment as successor Calculation Agent, the Calculation Agent so removed may petition a court of competent jurisdiction for the appointment of a successor Calculation Agent. Any such resignation or removal shall take effect upon:

                  (i) the appointment by the Issuer as provided herein of a successor Calculation Agent; and

                  (ii) the acceptance of such appointment by such successor Calculation Agent.

                  Upon its resignation or removal becoming effective, the retiring Calculation Agent shall be entitled to the payment of its compensation and the reimbursement of all expenses (including reasonable counsel and other professionals' fees) incurred by such retiring Calculation Agent pursuant to paragraph 5 hereof.

                  (c) If at any time the Calculation Agent shall resign or be removed, or shall become incapable of acting or shall be adjudged bankrupt or insolvent, or liquidated or dissolved, or an order is made or an effective resolution is passed to wind up the Calculation Agent, or if the Calculation Agent shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver, administrator or other similar official of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver, administrator or other similar official of the Calculation Agent or of all or any substantial part of its property shall be appointed, or if any order of any court shall be entered approving any petition filed by or against the Calculation Agent under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Calculation Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a successor Calculation Agent shall be appointed by the Issuer by an instrument in writing filed with the successor Calculation Agent and the Trustee. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the former Calculation Agent shall cease to be Calculation Agent hereunder.

                  (d) Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor, the Issuer and the Trustee an instrument accepting such


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appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, immunities, duties and obligations of such predecessor with like effect as if originally named as the Calculation Agent hereunder, and such predecessor, upon payment of its compensation, charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

                  (e) Any corporation or other entity into which the Calculation Agent may be merged or converted or any corporation or other entity with which the Calculation Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its assets or business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing or any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion, consolidation or sale shall forthwith be given to the Issuer and the Trustee.

                  (f) The provisions of paragraph 6 hereof shall survive any resignation or removal of the Calculation Agent hereunder.

                  9. Any notice required to be given hereunder shall be delivered in person, sent by letter or facsimile or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within two business days by letter or facsimile), in the case of the Issuer, to it at the address set forth in the heading of this Agreement,
Attention: Treasurer (telephone: (212) 946-3075; facsimile: (212) 946-8161); in the case of the Calculation Agent, to it at the address set forth in the heading of this Agreement, Attention: Global Trust Services (telephone: (212) 946-3075; facsimile: (212) 946-8161); and in the case of the Trustee, to it at 450 West 33rd Street, 15th Floor, New York, New York 10001-2697, Attention:
Global Trust Services (telephone: (212) 946-3075; facsimile: (212) 946-8161); or, in any case, to any other address of which the party receiving notice shall have notified the party giving such notice in writing.

                  10. This Agreement may be amended only by a writing duly executed and delivered by each of the parties signing below.

                  11. The provisions of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

                  12. This Agreement may be executed in counterparts and the executed counterparts shall together constitute a single instrument.



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                  13. In the event of any conflict relating to the rights or obligations of the Calculation Agent in connection with the calculation of the interest rate on the Floating Rate Notes, the relevant terms of this Agreement shall govern such rights and obligations.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date and year first above written.



                                     DONALDSON, LUFKIN & JENRETTE, INC.



                                     By: /s/ Charles J. Hendrickson
                                        ____________________________________
                                        Name:  Charles J. Hendrickson
                                        Title: Senior Vice President/Treasurer



                                     THE CHASE MANHATTAN BANK,
                                     as Calculation Agent



                                     By: /s/ Victor Evans
                                        ____________________________________
                                        Name:  Victor Evans
                                        Title: Second Vice President













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